Exhibit 10.35

PRODUCT DEVELOPMENT AGREEMENT

This Product Development Agreement (this “Agreement”) is effective January 1, 2014 (the “Effective Date”) and is between RRD International, LLC, a Delaware limited liability company with offices at     (hereinafter “RRD”) and Dipexium Pharmaceuticals, LLC, a Delaware limited liability company with offices at     (hereinafter “Dipexium”). Each of RRD and Dipexium is a “Party” and together they are the “Parties.” When signed by both Parties, this Agreement will set forth the terms and conditions under which RRD agrees to provide certain product development services to Dipexium as set forth herein.

Recitals:

WHEREAS, Dipexium is in the business of developing and commercializing novel pharmaceutical products; and

WHEREAS, RRD is engaged in the business of providing strategic product development services for the development of pharmaceutical products by utilizing a Product Development Team (“PDT”) structure that functions similarly to a biopharmaceutical company’s PDT and includes:

• senior level experts who are fully engaged in product development strategy, planning and execution;

• all product development functions that are managed by an internal core team;

• internal core teams that are responsible and accountable for the programs under development;

• internal core teams that identify, qualify and actively manage clinical research organizations (“CROs”) and other medical and scientific vendors; and

• design and execution of the Clinical Development Plan (as defined below) that is focused entirely on Dipexium’s objectives and is independent of any CRO’s or other vendor’s interests;

WHEREAS, RRD’s model is specifically structured to create strong alignment of interests between RRD and Dipexium, while accelerating and streamlining the development of key programs. Within this framework, the RRD team will function as an internal Dipexium PDT and will also provide engagement, oversight, and management of third party CROs and medical and scientific vendors to the extent requested by Dipexium; and

WHEREAS, Dipexium desires to engage the services of RRD for the comprehensive development of certain products to be agreed upon by the Parties as more fully described in the Project Agreements (as defined below) specifying the details of the services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Project Agreements.

A.                        As a “master” form of contract, this Agreement allows the Parties to contract for multiple projects through the issuance of one or more Project Agreements, without having to renegotiate the basic terms and conditions herein unless mutually agreed by the Parties.

B.                        The specific details of each assignment or task for the development of individual Dipexium products will be separately negotiated and specified in a written work order (each a “Project Agreement”) on terms mutually acceptable to the Parties.

C.                        Upon execution by RRD and Dipexium, each Project Agreement shall constitute an integral part of this Agreement. Each Project Agreement will include substantially all of the information relating to the specific services (as related to each Project Agreement, the “Services”) including, without limitation, the items listed in Section 1.D, below. No Services shall be commenced and neither Party shall be obligated with respect to any assignment or task until an applicable Project Agreement has been executed by both Parties, nor shall either Party be obligated to enter into any Project Agreement hereunder. Each Project Agreement shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Project Agreement. In the event of any inconsistency between this Agreement and any Project Agreement, the Project Agreement shall control. Any changes to a Project Agreement must be made in writing and signed by the Parties.

D.                        Each Project Agreement shall contain, without limitation, the following exhibits as listed below and more specifically described herein:

• Initial Protocol Assumptions

• RRD Product Development Team

• Development Advisory Committee Charter

• Clinical Development Plan

• Development Budget

• Payment Terms

• Description of Services.

2.                                      Overview of Development.

A.            Generally.

(1)                     RRD and Dipexium shall enter into a Project Agreement for each product/indication that shall be developed pursuant to this Product Development Agreement.

(2)                     Each Project Agreement shall contain all of the information, available as of the date of execution thereof, that is necessary to describe the goals and objectives (including cost) of the applicable product development program (“the Program”). Immediately following the execution of each Project Agreement, the Parties will work diligently and in good faith to provide additional detail for and further refine (including amending, to the extent necessary) the initial Clinical Development Plan and Development Budget. As soon as reasonably practical, or upon the next meeting of the Development Advisory Committee, if later, the Development Advisory Committee shall review and, if appropriate, recommend to Dipexium management for approval the most recent Clinical Development Plan and Development Budget. Thereafter, the Clinical Development Plan and Development Budget shall continue to be developed, refined and amended, as necessary by the Development Advisory Committee, in accordance with this Agreement and the applicable Project Agreement, throughout the Term of the Project Agreement and submitted for approval to Dipexium management.

(3)                 Utilizing a strategic and operational development team as more fully described in any applicable Project Agreement, RRD shall develop the Programs (the “PDT Services”) in accordance with the Clinical Development Plan and Development Budget.

(4)                     RRD shall have responsibility for all matters designated to RRD, as more fully described herein, in the Project Agreement and in the Clinical Development Plan, and shall engage consultants, contractors and agents outside of RRD’s core development team (“RRD Consultants and Subcontractors”), as deemed necessary with the prior agreement of Dipexium, to carry out such assigned duties set forth therein and herein. Such responsibility shall include, but is not limited to execution of non-clinical and clinical development, regulatory activities, scientific and technical services associated with such development (excluding intellectual property work), including related matters set forth in the Clinical Development Plan for such Programs.

(5)                     The RRD Services will be provided based upon: (a) a fixed budget for Senior Development Management and Core Development Team services; and {b) the RRD Consultants and Subcontractors and pass-through costs as estimated and outlined in the Development Budget for the particular Project Agreement.

B.            Project Specific Exhibits to the Project Agreements.

(1)                     Initial Protocol Assumptions. These initial assumptions represent the understanding of the Parties as to the requirements of the Program as of the date of the Project Agreement.

(2)                     RRD Product Development Team.

Per the specific Project Agreement, RRD will assume both responsibility and accountability for the program in the same manner as an internal biopharmaceutical product development team and operations staff.

The model provides for a fully integrated multi-functional PDT deployed on a fractional FTE basis with the flexibility of scaling up or down based upon development milestones.

(3)                     Development Advisory Committee Charter.

RRD shall establish and maintain a separate committee (the “Development Advisory Committee”) to oversee the development of each of the Programs (including the ongoing development and refinement of the Clinical Development Plan and the Development Budget for each Program) and to make recommendations thereon to Dipexium management. The Development Advisory Committee shall be established, operated and governed in accordance with the policies and procedures set forth in the “Development Advisory Committee Charter” attached to each Project Agreement. The Development Advisory Committee Charter may be amended only with the unanimous approval of the Development Advisory Committee Members. In no event shall the Development Advisory Committee have the power to amend the terms of this Agreement.

(4)                     Clinical Development Plan.

A Clinical Development Plan shall be formally approved by Dipexium management, as recommended by the Development Advisory Committee, as soon as reasonably practical after the execution the Project Agreement. The Clinical Development Plan shall consist of detailed prov1s1ons governing all research, pre-clinical and clinical development, manufacturing, scientific, technical, and regulatory work to be performed under the Agreement (specifically excluding intellectual property work) to advance the Programs. The Development Advisory Committee shall, on an ongoing basis, further develop, refine and amend the Clinical Development Plan to include, without limitation, (i) an outline of the plan for the clinical development of each Program; and (ii) outlines of nonclinical activities, key regulatory and quality activities, and CMC activities for each Program and make recommendations thereon to Dipexium management.

(5)                     Development Budget.

The Development Budget shall consist of 2 components: (i) RRD Senior Development Management and Core Development Team service fees, and (ii) the RRD Consultants and Subcontractors and pass-through costs in a format and level of detail to be agreed upon by the Development Advisory Committee. Dipexium will compensate RRD for RRD’s services based upon the agreed fixed budget for Senior Development Management and for Core Development Team Services for each program.

The Development Advisory Committee shall review and, if appropriate, recommend for approval to Dipexium management, a Development Budget (which shall include RRD Consultants and Subcontractors and pass-through cost estimates (as estimated by RRD using commercially reasonable efforts)) as soon as reasonably practical after the execution of the related Project Agreement based upon the initial Development Budget / estimate, as well as information gathered during the period following execution of the Project Agreement, and such Development Budget shall be further developed and refined from time to time in accordance with this Agreement. All presently anticipated or actual expenditures under the Project Agreement shall be included in the Development Budget, and will continue to be included in any amendments thereof.

(6)                     Payment Terms. Project specific payment terms shall be included in the exhibit to the Project Agreement.

(7)                     Description of Services. Project specific Services shall be included and described in the exhibit to the Project Agreement.

C.            Amendments to the Clinical Development Plan and Budget.

(1)                     Any amendments to, and all material deviations from, the Clinical Development Plan and/or the Development Budget (including amendments or deviations made at the request of RRD or Dipexium) shall be submitted to Dipexium management, accompanied by applicable recommendations of the Development Advisory Committee.

(2)                     The Development Advisory Committee shall perform a comprehensive review of the Clinical Development Plan and Development Budget in their entirety, at a minimum, on a semiannual basis to determine whether any changes are required, and shall make recommendations to Dipexium management to implement such changes. The Development Advisory Committee shall, on an ongoing basis, continue to refine the Clinical Development Plan and Development Budget, including, without limitation, in response to requests, proposals or reports from Dipexium and RRD to the Development Advisory Committee. Any request by either Party to amend the Clinical Development Plan or Development Budget shall require consideration by the Development Advisory Committee, followed by approval Dipexium management.

(3)                     The Clinical Development Plan shall not be amended in any manner that would require Dipexium or RRD (or any person acting on behalf of Dipexium or RRD) to perform any assignments or tasks in a manner that would violate any applicable law or regulation. In the event of a change in any applicable law or regulation, the Development Advisory Committee shall consider amending the Clinical Development Plan to enable Dipexium or RRD (or any person acting on behalf of Dipexium or RRD), as the case may be, to comply fully with such law or regulation. If such amendment is not approved, the affected Party shall be excused from performing any activity specified herein or in the Clinical Development Plan that would violate or result in a violation ofthe applicable law or regulation.

(4)                     All changes to the Clinical Development Plan and/or Development Budget (including any components thereof) made pursuant to this Agreement and the approval of Dipexium management shall have the effect of an amendment to the applicable Project Agreement.

3.                                      Compensation. Dipexium shall compensate RRD for the provision of the RRD Senior Development Management services, RRD Core Development Team services and for the RRD Consultants and Subcontractors and pass-through costs per the Payment Terms attached to the relevant Project Agreement.

4.                                      RRD Obligations.

A.            Generally.

(1)                     RRD shall have primary responsibility for implementing the Clinical Development Plan. Without limiting the foregoing, RRD shall specifically be responsible for (i) performing all non-clinical and clinical development for the Programs in accordance with the Clinical Development Plan, and (ii) executing all other matters set forth in the Clinical Development Plan that are assigned to RRD by the Development Advisory Committee pursuant to the Clinical Development Plan (collectively, the “RRD Obligations”).

(2)                     With respect to staff and personnel retained or used by RRD in providing Services under this Agreement, RRD shall cause such staff and personnel to exercise the same standard of care, skill, prudence, diligence and commitment of time and effort as is customary in its industry.

B.            Subcontracting by RRD.

(1)                     Generally. RRD may engage third parties not a part of RRD’s core development team, with prior approval of Dipexium (including without limitation clinical research organizations), to perform any RRD obligations under this Agreement provided, however, that RRD shall remain responsible for all of RRD’s obligations hereunder except as otherwise noted herein and in the Project Agreements.

(2)                     Payments to RRD Subcontractors and Consultants. RRD shall enter into contracts (and change orders thereto) with RRD Consultants and Subcontractors only with the prior consent and approval of Dipexium. By providing such prior consent and approval, Dipexium agrees to be ultimately responsible for any payment obligations of RRD to such RRD Consultants and Subcontractors so long as such payment obligations are incurred pursuant to approved contracts (including change orders thereto). In addition, RRD shall not be required to make payments to third parties if funds required to pay such parties on a passthrough basis are not received in advance by RRD from Dipexium. Dipexium shall be responsible for any third party late payment fees, termination fees or other losses incurred by RRD caused by any action or inaction of Dipexium which is ultimately responsible for such late payment or termination fees.

(3)                     Clinical Investigators. The Parties acknowledge and agree that Clinical Investigators shall not be considered the employees, agents or subcontractors of RRD or Dipexium, and that Clinical Investigators shall exercise their own independent medical judgment.

C.            Reports and Correspondence.

(1)                     Generally. RRD shall keep the Development Advisory Committee informed of its activities under the Clinical Development Plan, as set forth in this Section, through regular reports. At each scheduled meeting of the Development Advisory Committee or according to a schedule agreed to by the Development Advisory Committee, RRD shall, to the extent reasonably required by the Development Advisory Committee, provide a summary of the technical and financial information related to the Programs in a format and to a level of detail as reasonably required by the Development Advisory Committee.

(2)                     Event Resulting in a Material Effect. RRD shall notify Dipexium as soon as possible, but no later than 24 hours following RRD’s knowledge of the occurrence of any event that has, or could reasonably be expected to have, in RRD’s judgment in light of the circumstances existing at the time, a material effect on the Clinical Development Plan or the Development Budget and shall keep Dipexium and the Development Advisory Committee regularly updated and informed with respect to any such event.

D.            Staffing. RRD shall provide such sufficient and competent staff and personnel (including, without limitation, such employees or agents of, or independent contractors retained by RRD) that have the skill and expertise necessary to perform RRD’s obligations.

E.            QA Audit. During the Term, RRD will permit Dipexium’s representatives (such representatives (i) to be identified by Dipexium in advance and reasonably acceptable to RRD and (ii) to enter into a confidentiality agreement with RRD (if not already covered by an existing CDA)) to examine and audit, during regular business hours, the work performed by RRD hereunder and the facilities at which such work is conducted to determine that RRD’s obligations are being conducted in accordance with the terms of the this Agreement, the Project Agreement, and the Clinical Development Plan (“QA Audits”). Dipexium shall give RRD reasonable advance notice of such QA Audits specifying the scope of the audit.

F.             Financial Audit of RRD Pass-Through Costs. During the Term, RRD will permit Dipexium’s representatives (such representatives (i) to be identified by Dipexium in advance and reasonably acceptable to RRD and (ii) to enter into a confidentiality agreement with RRD (if not already covered by an existing CDA)), to verify RRD pass-through costs and expenses (“Financial Audits”), which review shall be conducted during regular business hours and will take place upon Dipexium’s request, unless otherwise agreed to by the Parties. Dipexium shall give RRD reasonable advance notice of such Financial Audits specifying the scope of the audit, which shall not include work that has previously undergone Financial Audits. For financial audits conducted more than once per 12 month period, Dipexium shall reimburse RRD for its time associated with such Financial Audits.

5.                                      Dipexium Obligations.

A.            Insurance. RRD shall be listed as a named insured on all product liability insurance, clinical trial liability insurance, or any other policy that covers the particular product being developed. Such insurance shall carry a minimum $2,500,000 of coverage. Upon RRD’s request, Dipexium shall instruct its insurance carrier(s) to promptly furnish to RRD certificates reflecting such coverage and a representation indicating that such coverage shall not be canceled or otherwise terminated during the Term without 30 days prior written notice to RRD. Notwithstanding anything to the contrary herein, this Section shall survive for a period of 3 years following termination or expiration of this Agreement. Such insurance coverage will include standard waivers of subrogation and, with regard to coverage for specific clinical trials, shall remain in place for a period of 3 years after the conclusion of the respective clinical trial.

B.            Cooperation; Delays; Disclosure of Hazards.

Dipexium shall forward to RRD in a timely manner all data and information in Dipexium’s possession or control necessary for RRD to conduct the PDT Services. RRD shall not be liable for nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Dipexium’s failure to provide documents, materials (including clinical trial materials) or information or to otherwise cooperate with RRD in order for RRD to timely and properly perform its obligations. Dipexium shall provide RRD with all information available to it regarding known or potential hazards associated with the use of any substances supplied by Dipexium and Dipexium shall comply with all current legislation and regulations concerning the shipment of substances by land, sea or air.

C.            For any Programs for which RRD has assumed any transfer of regulatory obligations, Dipexium agrees to provide any new safety information related to such Program as soon as reasonably practical.

6.                                      Mutual Covenants. Each of Dipexium and RRD covenant and agree that, with respect to the Programs and any other rights and obligations set forth herein, it shall:

A.            perform all of its obligations pursuant to this Agreement in material compliance with: (i) all applicable international, federal and state laws, statutes, rules, regulations and orders

(including all applicable approval and qualification requirements thereunder), including, without limitation, the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto; (ii) all applicable good clinical practices and guidelines; (iii) all applicable standard operating procedures; (iv) all applicable Protocols; (v) the provisions of this Agreement and Project Agreements and (vi) with respect to RRD, RRD shall perform the Services in a professional and workmanlike manner;

B.            not employ (or, to the best of its knowledge, shall not use any contractor or consultant who is or that employs) any individual or entity debarred by the Food and Drug Administration (uFDA”) (or subject to a similar sanction of any other regulatory authority), or, to the best of its knowledge, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any other regulatory authority), in the conduct of the Programs;

C.            promptly deliver to the other, upon receipt thereof, notice of all actions, suits, investigations, litigation and proceedings before any governmental authority, which would reasonably be expected to affect such Party’s ability to perform its obligations under this Agreement.

Upon its acquiring knowledge of (i) any possible breach by it of any representation, warranty, covenant or any other term or condition of this Agreement or (ii) any other event or development in each case that may, or may be reasonably expected to be, materially adverse to the other Party with respect to any Program, such Party shall promptly notify the other Party in writing within three (3) business days of acquiring such knowledge; provided, that the failure to provide such notice shall not impair or otherwise be deemed a waiver of any rights any Party may have arising from such breach, event or development and that notice under this Section shall not be deemed an admission by the Party providing such notice of any breach of this Agreement.

7.                                      Representations and Warranties.

A.            RRD Representations and Warranties. RRD hereby represents and warrants to Dipexium that, as of the Effective Date:

(1)                     Organization. RRD is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2)                     Authority and Validity. RRD has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by RRD of this Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action required on the part of RRD, and no other proceedings on the part of RRD are necessary to authorize this Agreement or for RRD to perform its obligations under this Agreement. This Agreement constitutes the lawful, valid and legally binding obligations of RRD, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(3)                     No Violation or Conflict. The execution, delivery and performance of this Agreement and the transactions contemplated thereby do not and will not (i) violate, conflict with or result in the breach of any provision of the organizational documents of RRD, (ii) conflict with or violate any law or governmental order applicable to RRD or any of its assets, properties or businesses to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on RRD or a material adverse effect on the Programs.

(4)                     No Litigation. There are no actions by or against RRD pending before any governmental authority or, to the knowledge of RRD, threatened to be brought by or before any governmental authority, which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on RRD’s ability to fulfill its obligations under this Agreement. There are no pending or, to the knowledge of RRD, threatened actions, to which RRD is a party (or is threatened to be named as a party} to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto. RRD is not subject to any governmental order (nor, to the knowledge of RRD, is there any such governmental order threatened to be imposed by any governmental authority) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on RRD’s ability to fulfill its obligations under this Agreement or a material adverse effect on the Programs. There are no civil actions by or against RRD pending before any court or, to the knowledge of RRD, threatened to be brought by any private party.

B.            Dipexium Representations and Warranties. Dipexium hereby represents and warrants to RRD that, as of the Effective Date:

(1)                     Organization. Dipexium is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of Delaware.

(2)                     Authority and Validity. Dipexium has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by Dipexium of this Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action required on the part of Dipexium, and no other proceedings on the part of Dipexium are necessary to authorize this Agreement or for Dipexium to perform its obligations under this Agreement. This Agreement constitutes the lawful, valid and legally binding obligations of Dipexium, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(3)                     No Violation or Conflict. The execution, delivery and performance of this Agreement and the transactions contemplated thereby do not and will not (i) violate, conflict with or result in the breach of any provision of the organizational documents of Dipexium, (ii) conflict withor violate any law or governmental order applicable to Dipexium or any of its assets, properties or businesses to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Dipexium or a material adverse effect on the Programs.

(4)                     No Litigation. There are no actions by or against Dipexium pending before any governmental authority or, to the knowledge of Dipexium, threatened to be brought, by or before any governmental authority that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Dipexium’s ability to fulfill its obligations under this Agreement. There are no pending or, to the knowledge of Dipexium, threatened actions to which Dipexium is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by any party hereto. Dipexium is not subject to any governmental order (nor, to the knowledge of Dipexium, is there any such governmental order threatened to be imposed by any governmental authority) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Dipexium’s ability to fulfill its obligations under this Agreement or a material adverse effect on the Programs. There are no civil actions by or against Dipexium pending before any court or, to the knowledge of Dipexium, threatened to be brought by any private party except as disclosed in Schedule A.

8.                                      Regulatory Matters.

A.            IND Sponsor. Dipexium shall be the sponsor for any IND filed related to the Program(s) unless otherwise stated in the relevant Project Agreement.

B.            Transfer of Regulatory Responsibilities. Upon agreement by RRD and Dipexium, the parties shall cooperate in the completion of a Transfer of Regulatory Obligations Form (“TORO”) in conjunction with the relevant Project Agreement. The TORO will be filed with FDA by Dipexium, where appropriate, or as required by law or regulation. Any regulatory responsibilities not specifically transferred in the TORO shall remain the responsibility of Dipexium. Nothing in this Agreement shall be construed to transfer from Dipexium to RRD any FDA or regulatory recordkeeping requirements unless such transfer is specifically provided for in the applicable TORO.

C.            Correspondence. Each Party hereto acknowledges that Dipexium, in its capacity as IND Sponsor (except as otherwise stated in the relevant Project Agreement), shall be the Party responding to any regulatory correspondence or inquiry regarding, or which would reasonably be expected to affect, any of the Programs. Dipexium shall, within twenty-four (24) hours of receipt of any FDA or other governmental or regulatory correspondence: (a) notify at least 1 of the Development Advisory Committee Members designated by RRD of any FDA or other governmental or regulatory correspondence, inspection or inquiry regarding or reasonably expected to impact any of the Programs; and (b) forward to the Development Advisory Committee copies of any correspondence sent to or received from any regulatory or governmental agency, including, but not limited to, FDA Form 483 notices and FDA refusal to file, action or warning letters, even if they do not specifically mention Dipexium or RRD. To the extent practicable, Dipexium shall consult with the Development Advisory Committee prior to responding to any such regulatory correspondence or inquiry, but Dipexium shall not be obligated to do so if such action would require a delay beyond any time period permitted by applicable law or regulations. During Dipexium’s consultation with the Development Advisory Committee, Dipexium and the Development Advisory Committee shall discuss and agree upon issues including, but not limited to, overall regulatory strategy and goals and objectives. In the event that RRD receives a request or notification from a governmental authority with respect to the Programs, RRD shall: (i) notify Dipexium within twenty-four (24) hours of receipt of such request or communication and (ii) to the extent practicable, submit any proposed response to Dipexium for review and approval; provided, that such approval shall not be unreasonably withheld and shall not prevent RRD from complying with any legal requirements or acting to avoid any civil or criminal liability. In the event that a response to such request or notification should be filed by the IND Sponsor, Dipexium shall have such responsibility unless RRD has been designated as IND Sponsor pursuant to the terms of the relevant Project Agreement.

D.            Inspections and Meetings. Each Party agrees that, during an inspection by the FDA or other regulatory authority concerning the Programs, it will not disclose to such agency any information and materials that are not, in the reasonable judgment of the disclosing Party, required to be disclosed to such agency without first obtaining the consent of the other Party, (which consent shall not be unreasonably withheld or delayed), except to the extent that such Party may be required by law to disclose such information and materials. RRD shall be the Party responsible for arranging and participating in any meetings with any regulatory authority concerning any of the Programs. To the extent practicable, RRD shall consult with Dipexium prior to any such meetings and provide to Dipexium for review all relevant correspondence to date. During RRD’s consultation with Dipexium, RRD and Dipexium shall discuss and agree upon issues including, but not limited to, overall regulatory strategy, proposed agendas, goals and objectives, preparation and attendees. RRD shall provide prompt and reasonable prior notice of any such meetings to Dipexium, and shall, upon a request from Dipexium, and to the extent reasonably possible, facilitate the attendance of Dipexium at any such meeting reasonably anticipated to pertain in a material way to a Program. Following any meeting that pertains to a Program, but that was not attended for any reason by Dipexium, RRD shall provide Dipexium with an oral summary of that portion of the meeting relevant to such Program within twentyfour (24) hours of such meeting and a written summary of that portion within five (5) business days of such meeting.

9.                                      Confidentiality.

A.            It is understood that during the course of this Agreement, RRD and Dipexium may be exposed to data and information (including, without limitation, computer programs, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information) that is either confidential or proprietary in nature. All such data and information, whether written or verbal, tangible or intangible, made available, disclosed or otherwise made known to the recipient and its employees as a result of Services under this Agreement or any Project Agreement shall be considered confidential and shall be considered the sole property of the disclosing Party and shall hereinafter be referred to as “Confidential Information.”

B.            Confidential Information shall be used by the receiving Party only for purposes of performing the receiving Party’s obligations hereunder. Each Party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other Party to any third party without the prior written consent of the disclosing Party; provided, however, that RRD and Dipexium may disclose the other Party’s Confidential Information to persons within their respective organizations and to their respective contractors, consultants, attorneys. advisors and collaborators that have a need to receive such Confidential Information in order to further the purposes of this Agreement or any particular Project Agreement and that are bound to protect the confidentiality of such Confidential information. RRD and Dipexium have or shall obtain agreements that impose comparable confidentiality obligations as those contained in this Agreement with all parties who are permitted access to the other Party’s Confidential Information under this Agreement or any Project Agreement.

C.            The foregoing obligations shall not apply to Confidential Information to the extent that it:

(1)                     is or becomes generally available to the public other than as a result of a disclosure by the receiving Party;

(2)                     becomes available to the receiving Party on a non-confidential basis from a source that is not prohibited from disclosing such information;

(3)                     was developed independently of any disclosure by the disclosing Party or was known to the receiving Party prior to its receipt from the disclosing Party, as shown by contemporaneous written evidence; or

(4)                     is required by law or regulation to be disclosed; provided, however, in the event that receiving Party or receiving Party’s representatives become legally compelled to disclose any Confidential Information, it will provide disclosing Party with reasonable notice so that disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of the Agreement. In the event that such protective order or other remedy is not obtained or that disclosing Party waives compliance with the provisions of the Agreement, the receiving Party will furnish only that portion of the Confidential Information that it is advised by opinion of counsel (reasonably acceptable to disclosing Party) is legally required and will endeavor to obtain assurance that confidential treatment will be accorded the Confidential Information so furnished.

D.            These obligations of confidentiality and nondisclosure shall remain in effect until the earlier of: (i) five (5) years after the termination this Agreement; and (b) the date such information falls under one of the exceptions in Section 9.C, above.

10.                               Ownership and Inventions.

A.            All data and information generated or derived by RRD as the result of Services performed by RRD under this Agreement shall be and remain the exclusive property of Dipexium. Any inventions and/or related patents that may arise from or relate to such data and information described above or the Services shall belong to Dipexium and RRD hereby assigns and shall assign its rights in all such inventions and/or related patents to Dipexium without compensation except for RRD’s reasonable time and expenses.

B.            Notwithstanding the foregoing, Dipexium acknowledges that RRD possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including, but not limited to, standard operating procedures (and related documents), analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, that have been developed by RRD independently and outside the scope of this Agreement, and that relate to RRD’s business or operations (collectively “RRD’s Property”). Dipexium and RRD agree that any of RRD’s Property or improvements thereto that are used, improved, modified or developed by RRD under or during the term of this Agreement that are not a part of the Services shall be and remain the exclusive property of RRD., except for any inventions or patents assignable or assigned to Dipexium in accordance with the provisions of Section 10.A.

11.                               Publication. Project results may not be published or referred to, in whole or in part, by RRD without the prior express written consent of Dipexium. Neither Party will use the other Party’s name in connection with any publication or promotion without the other Party’s prior written consent. Notwithstanding the above, neither Party will be restricted from using the other Party’s name in filings or communications with the FDA, or other governmental or regulatory agencies, when required to do so by such agencies or by applicable law or regulation. The Parties acknowledge that references to RRD and its personnel currently are disclosed on Dipexium’s website and such disclosure was expressly authorized by RRD prior to use of such references.

12.                               Independent Contractor Relationship. For the purposes of this Agreement, the Parties are independent contractors and nothing contained in this Agreement shall be construed to create any joint venture, principal and agent, employer/employee or partnership relationship between RRD and Dipexium, and the Parties acknowledge and agree that RRD is acting as an independent contractor in the performance of its obligations under this Agreement. Each Party agrees that it shall have no power or right to bind or obligate the other Party, other than through the terms of this Agreement, and neither Party shall hold itself out as having such authority.

13.                               Indemnification.

A.            To the greatest extent permitted by applicable law:

(1)                     Dipexium shall indemnify, defend and hold harmless RRD and its affiliates and each of their respective LLC members, officers, directors, employees, contractors, agents, managers, successors and assigns (each, an “RRD Indemnified Party”), from and against any and all claims, losses, costs, interest, awards, judgments, fees (including reasonable fees for attorneys and other professionals}, court costs, liabilities, damages and expenses of any kind (including arising out of physical injury) incurred by any RRD Indemnified Party (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought) (hereinafter, an “RRD Losses”) to the extent resulting from or arising out of any third party suits, claims, actions, proceedings, investigations, litigation or demands arising from or in connection with this Agreement, any Project Agreement or the Services contemplated herein, except and to the extent such RRD Losses are determined to have resulted from the gross negligence or intentional misconduct of an RRD Indemnified Party.

(2)                     RRD shall indemnify, defend and hold harmless Dipexium and its officers, directors, employees, contractors, agents, successors and assigns (each, a “Dipexium Indemnified Party”), from and against any and all claims, losses, costs, interest, awards, judgments, fees (including reasonable fees for attorneys), court costs, liabilities, damages and expenses (collectively, “Dipexium Losses”) to the extent resulting from, or arising out of any third party suits, claims, actions, proceedings, investigations, litigation or demands arising from or in connection with this Agreement, any Project Agreement or the Services contemplated herein, to the extent that such Dipexium losses are determined to have resulted from the gross negligence or intentional misconduct of RRD.

(3)                     Indemnification of RRD by Dipexium for Losses Related to a Dipexium product. Dipexium shall indemnify RRD and/or any RRD Indemnified Party for any Losses to the extent resulting from or arising out of any claim arising out of any injury, illness, condition or death caused by, or alleged to have been caused by, an Dipexium product, or the administration thereof.

(4)                     To the extent that the foregoing undertaking by RRD or Dipexium may be unenforceable for any reason, such Indemnifying Party shall make the maximum contribution to the payment and satisfaction of any Loss that is permissible under applicable law

(5)                     To the extent that the foregoing undertaking by RRD or Dipexium may be duplicated by any other undertaking by RRD or Dipexium under any other agreement, the Dipexium Indemnified Parties or RRD Indemnified Parties, as the case may be, shall be entitled to only one recovery for the relevant Losses (and not entitled to any duplicative recovery for the same Losses).

B.            Notice of Claims. Any Dipexium Indemnified Party or RRD Indemnified Party (each an “Indemnified Party”) that proposes to assert a right to be indemnified under this Section shall notify RRD or Dipexium, as applicable (the “Indemnifying Party”), promptly after receipt of notice of commencement of any action, suit or proceeding against such Indemnified Party (an “Indemnified Proceeding”) in respect of which a claim is to be made under this Section, or the incurrence or realization of any Loss in respect of which a claim is to be made under this Section, of the commencement of such Indemnified Proceeding or of such incurrence or realization, enclosing a copy of all relevant documents, including all papers served and claims made, but the omission to notify the applicable Indemnifying Party promptly of any such Indemnified Proceeding or incurrence or realization shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Section or otherwise, except, as to such Indemnifying Party’s liability under this Section, to the extent, but only to the extent, that such Indemnifying Party shall have been prejudiced by such omission.

C.            Procedure. The Indemnifying Party shall be entitled to participate in and assume the defense of any Indemnified Proceeding, with counsel reasonably satisfactory to the Indemnified Party, and, after notice to the Indemnified Party from the Indemnifying Party of its election to assume the defense thereof, the Indemnifying Party shall be responsible for all legal and other expenses incurred by it in connection therewith; provided that if the Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or are in addition to those available to the Indemnifying Party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 13, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party, and the Indemnifying Party shall reimburse the Indemnified Party for the fees and expenses of counsel retained by the Indemnified Party which are reasonably related to the matters covered by the indemnity agreement in this Section 13. The Indemnified Party shall fully cooperate with the Indemnifying Party and its representatives in the investigation of any claim or lawsuit related to the Services provided in this Agreement.

D.            Settlement. Without the prior written consent of such Indemnified Party, such Indemnifying Party shall not settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding, unless such settlement, compromise, consent or related judgment (i) includes an unconditional release of such Indemnified Party from all liability for Losses arising out of such claim, action, investigation, suit or other legal proceeding, (ii) provides for the payment of money damages as the sole relief for the claimant (whether at law or in equity), (iii) involves no admission of fact adverse to the Indemnified Party or finding or admission of any violation of law or the rights of any person by the Indemnified Party, and (iv) is not in the nature of a criminal or regulatory action. No Indemnified Party shall settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding (A) in respect of which any payment would result hereunder, (B) which includes an injunction that will adversely affect any Indemnifying Party, (C) which involves an admission of fact adverse to the Indemnifying Party or a finding or admission of any violation of law or the rights of any person by the Indemnifying Party, or (D) which is in the nature of an criminal or regulatory action, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

14.                               Limitation of Liabilities.

A.            NEITHER PARTY NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, CONTRACTORS OR AGENTS SHALL HAVE ANY LIABILITY OF ANY TYPE (INCLUDING, BUT NOT LIMITED TO, CONTRACT, NEGLIGENCE AND TORT LIABILITY) FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, THE LOSS OF OPPORTUNITY, LOSS OF USE OR LOSS OF REVENUE OR PROFIT IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE SERVICES PERFORMED HEREUNDER, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE.

B.            RRD EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR OR IN RESPECT OF ANY CLAIM ARISING OUT OF ANY CONDITION CAUSED BY OR ALLEGEDLY CAUSED BY ANY PHARMACEUTICAL OR BIOTECHNOLOGY PRODUCT OR DEVICE IN ACCORDANCE WITH THE PROVISIONS OF ANY PROJECT AGREEMENT. DIPEXIUM HEREBY ACKNOWLEDGES AND AGREES THAT RRD AND ITS AFFILIATES, DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, CONTRACTORS AND AGENTS SHALL HAVE NO LIABILITY WHATSOEVER TO DIPEXIUM WITH RESPECT TO SUCH MATTERS.

C.            IN NO EVENT SHALL THE COLLECTIVE, AGGREGATE LIABILITY (INCLUDING, BUT NOT LIMITED TO, CONTRACT, NEGLIGENCE AND TORT LIABILITY) OF RRD AND ITS DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, CONTRACTORS AND AGENTS UNDER THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO THE TOTAL AMOUNT RECEIVED BY RRD FROM DIPEXIUM UNDER THE APPLICABLE PROJECT AGREEMENT.

15.                               Term and Termination.

A.            Termination of this Agreement. Once fully executed, the term of this Agreement shall commence on the Effective Date and shall continue until terminated in any of the following manners:

(1)                     This Agreement may be terminated by either Party without cause on ninety (90) days’ prior written notice, from the terminating party to the non-terminating party;

(2)                     This Agreement may be terminated by either Party for material breach by the nonterminating Party upon sixty (60) days’ written notice specifying the nature of the breach, if such breach has not been substantially cured within the 60-day period.

(3)                     This Agreement may be immediately terminated by either Party in the event of the bankruptcy or insolvency of the other Party.

Unless otherwise agreed by the parties, the termination of this Agreement will result in the concurrent termination of all Project Agreements hereunder.

B.            Termination of Project Agreement.

(1)                     The term of each Project Agreement shall be set forth in each applicable Project Agreement and shall continue until terminated in accordance with the terms and conditions contained herein or the specific termination provisions contained in a particular Project Agreement, if any. No termination of any Project Agreement shall have any effect upon continuation of this Agreement or any other Project Agreement. Any written termination notice shall identify the specific Project Agreement or Project Agreements that are being terminated.

(2)                     Upon the termination of any specific Project Agreement, RRD shall cease performing any work not necessary for the orderly close out of the affected Services or for the fulfillment of regulatory requirements. Using commercially reasonable efforts, RRD shall wind down the affected Services as efficiently as possible with the intent of mitigating any costs related to the wind down, the transfer of regulatory responsibilities and the transfer of third-party contracts to Dipexium or a third party of Dipexium’s choice. RRD shall cooperate with Dipexium in the orderly transition of the Services to Dipexium or a third party designated by Dipexium at Dipexium’s reasonable cost and expense. Dipexium shall be responsible for any third party late payment fees, termination fees or other losses incurred by RRD caused by Dipexium termination.

(3)                     RRD shall, upon request and/or as required by law, deliver to Dipexium as soon as reasonably possible, all data and materials provided by Dipexium to RRD for the conduct of the Services under the terminated Project Agreement(s). All data and information generated or derived by or on behalf of RRD, including, without limitation, statistical data, all statistical reports, all data entries and any other documentation produced as the result of Services performed by RRD under the terminated Project Agreement(s), shall be delivered to Dipexium upon payment to RRD for all Services completed through the date of termination in accordance with the applicable Project Agreement. RRD reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of such materials and any Dipexium Confidential Information (“RRD Retained Documents”), for archival purposes solely to be used to satisfy regulatory requirements or to resolve disputes regarding the Services. Dipexium agrees that the RRD Retained Documents, if any, are not intended to serve as archives for Dipexium and Dipexium shall have no expectation of access to such RRD Retained Documents. RRD is under no obligation to retain said documents for any specific period of time, except as required by law.

(4)                     Dipexium shall, as soon as reasonably possible, deliver to RRD all Confidential Information provided by RRD to Dipexium in connection with the Services under the terminated Project Agreement(s). Dipexium reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of such materials and any RRD Confidential Information (“Dipexium Retained Documents”), for archival purposes solely to be used to satisfy regulatory requirements or to resolve disputes regarding the Services. RRD agrees that the Dipexium Retained Documents, if any, are not intended to serve as archives for RRD and RRD shall have no expectation of access to such Dipexium Retained Documents. Dipexium is under no obligation to retain said documents for any specific period of time, except as required by law.

(5)                     Dipexium shall pay RRD for all reasonable time spent by RRD’s personnel (which shall be paid according to the agreed upon rates and terms set forth in each Project Agreement), incurred to complete activities associated with the termination, close out of the project or Services, and fulfillment of regulatory obligations through the date of termination, unless otherwise agreed to by the Parties in writing. In addition, Dipexium will pay RRD for any reasonable, non-cancelable costs and expenses incurred in providing the Services (including, without limitation, RRD pass-through costs and expenses and third party termination fees), any reasonable costs and expenses directly incurred by RRD to close out the project, and any amounts due and owing at the time of the termination notice is received. If Dipexium has pre-paid to RRD more than the amount due RRD in the final invoice, then RRD agrees to refund such excess amount to Dipexium.

C.            Consequences of Project Agreement Termination. Consequences of termination shall be addressed separately in each individual Project Agreement.

16.                               Transition Following Expiration or Termination.

A.            In the Event RRD Acts as IND Sponsor. By the 30th day after the termination of this Agreement or any individual Project Agreement, RRD (if so designated) shall cease to act as the IND Sponsor for all affected programs for which RRD has accepted IND Sponsorship under any terminated Project Agreement(s), and RRD and Dipexium shall, at Dipexium’s expense, take all actions necessary to effect the transfer back to Dipexium (or a third party designated by Dipexium) of, (i) the IND or that portion of the IND related to the terminated Program, (ii) the regulatory files related to such terminated Programs, and (iii) any and all documents or materials related to the terminated Programs.

B.            In the Event RRD Has Contracted for Third Party Services on Dipexium’s Behalf. RRD shall assign to Dipexium or its designee, at Dipexium’s expense and as of the termination date of such Program, all of the subcontracting agreements then in effect, to the extent they relate to the terminated Program to which RRD is a Party. Both Parties shall use commercially reasonable efforts to cause the assignment of any non-assignable subcontracting agreement or portion thereof relating to the terminated Programs. If it is not successful in causing such assignment, RRD shall act as Dipexium’s agent, at Dipexium’s request and expense, in procuring all goods and services under such agreements until such time as Dipexium enters into alternative arrangements to procure such services, provided that Dipexium uses commercially reasonable efforts to enter into such alternative arrangements as soon as possible. RRD shall provide copies of all such subcontracting agreements to Dipexium, at Dipexium’s expense, in connection with such transfer. RRD agrees to take such commercially reasonable actions as Dipexium may request in furtherance of the foregoing, at the expense of Dipexium. Such efforts shall not include any obligation for RRD to incur any out-of-pocket costs that are not reimbursable by Dipexium.

17.                               Miscellaneous.

A.            Force Majeure. No delay by either Party to carry out or observe any of such Party’s obligations under this Agreement (other than any payment obligation) shall give rise to any claim against such Party or be deemed a breach of this Agreement for the period of delay if such delay arises from an act of God, an act of Government, or any other circumstance beyond the reasonable control of the Party affected by the event of force majeure.

B.            No Restrictions. Nothing in this Agreement shall limit or restrict the right of any RRD member, director, officer or employee of RRD or any member, director, officer, or employee of any of its subsidiaries or its affiliates to engage in any other business or to devote his or her time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, nor limit or restrict the right of RRD or any of its affiliates to engage in any other business or to render services of any kind to any other entity.

C.            Non-Solicitation. During the term of this Agreement and for six months thereafter, neither Party will solicit or hire any employee or affiliate of the other Party who has performed or is performing Services under this Agreement.

D.            Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing addressed to the Party at its address set forth below and shall be deemed given (i) when delivered to the Party personally, (ii) if sent to the Party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section), when the transmitting Party obtains written proof of transmission and receipt; provided, however, that notwithstanding the foregoing, any communication sent by facsimile transmission after 5:00 PM (receiving Party’s time) or not on a business day shall not be deemed received until the next business day, (iii) when delivered by next business day delivery by a nationally recognized courier service, or (iv) if sent by registered or certified mail when received, provided postage and registration or certification fees are prepaid and delivery is confirmed by a return receipt:

If to RRD:	J. Scott Tarrant
President
RRD International, LLC
Address:
Fax:

With a copy to:	Raymond V. Lee, Esq.
Senior Director, Legal Affairs

If to Dipexium:	Dipexium Pharmaceuticals,LLC
Address:
Attention: David Luci

E.            Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Such arbitration shall be filed and conducted at an AAA in Rockville, MD and shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with AAA Rules. Notwithstanding the foregoing, either Party may seek injunctive relief before any court of competent jurisdiction for a breach of the confidentiality provisions of this Agreement or to preserve the status quo pending arbitration.

F.             Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

G.           Amendment. The terms of this Agreement shall not be modified, amended, waived or supplemented in any manner whatsoever except by a written instrument signed by each of the Parties.

H.           Successors. Nothing expressed or implied herein is intended or shall be construed to confer upon or to give to any Person, other than the Parties, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

I.                Assignment. Neither Party may assign any of its rights or obligations under this Agreement to any Party without the express, written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may assign this Agreement to the acquirer of all or substantially all of its assets or any other similar business combination.

J.              Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed an original but all of which taken together shall constitute one and the same Agreement.

K.           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

L.            Survival. The rights and obligations of Dipexium and RRD, which by intent or meaning have validity beyond such termination (including, but not limited to, the rights with respect to Compensation, Mutual Covenants, Representations and Warranties, Confidentiality, Ownership and Inventions, Publication, Indemnification, Limitation of Liabilities, Term and Termination, Transition Following Expiration or Termination, and Miscellaneous) shall survive the termination of this Agreement.

M.         Entire Agreement. This Agreement (including any attachments hereto, as may be amended from time to time) and any Project Agreement contains the entire understandings of the Parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions.

N.            Previous Agreements. Concurrently upon the execution of this Agreement, the following agreements shall be automatically terminated and any obligations between the Parties thereunder shall be subsumed into this Agreement or relevant Project Agreement (including payment obligations thereunder which shall be reconciled with payment obligations hereunder), provided however, that any confidential information disclosed by Dipexium under any of the following agreements shall be deemed Confidential Information pursuant to Section 9 of this Agreement.

1. Master Services Agreement dated August 23, 2010

2. Work Order 1 dated August 25, 2010

3. Work Order 2 dated September 2, 2010

4. Work Order 3 dated May 1, 2011

5. Work Order 4 dated September 19, 2013

6. Work Order 5 dated October 10, 2013

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

RRD INTERNATIONAL, LLC		DIPEXIUM PHARMACEUTICALS, LLC
By:	/s/ J. Scott Tarrant	By:	/s/ David P. Luci
Name: J. Scott Tarrant		Name:	David P. Luci
Title: President		Title:	Managing Partner
Date: 1/1/14		Date:	1/1/14

FEDERAL ID # 02-0671939

SCHEDULE A

DIPEXIUM LITIGATION PER SECTION 8(4)

Schmidt litigation. See below.

We and our key employees, David P. Luci and Robert J. Deluccia, were three of some 30 defendants in a lawsuit filed by a former stockholder of Genaera Corporation, which was the predecessor of the Genaera Liquidating Trust, the party which sold us the worldwide rights to pexiganan, the API in our product Locilex_, in April 8, 2010.

The complaint was filed on June 8, 2012 in the United States District Court for the Eastern District of Pennsylvania (Civil Action No. 12-3265) by Alan W. Schmidt, individually and on behalf of former Genaera Corporation shareholders. Among others, the suit was filed against us, as well as John A. Skolas and Argyce LLC (or Argyce), who were responsible for the administration of the Genaera Liquidating Trust and who sold pexiganan to us via a public auction. The defendants listed in the complaint included several individuals and companies formerly associated with Genaera Corporation, Genaera Liquidating Trust and/or Argyce, as well as against our company and Messrs. Luci and Deluccia, as individuals. Also included in the defendant group were several other pharmaceutical companies that were involved in acquiring the former drug-related assets of Genaera Corporation and their related institutional and personal investors.